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                                                                   Exhibit 23(d)

                       Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statement on Form S-8 of White Mountains Insurance Group, Inc. (formerly "Fund American Enterprises Holdings, Inc."), pertaining to the Voluntary Deferred Compensation Plan of our report dated January 26, 1999, except for the restatements and reclassifications section in Note 2 as to which the date is August 4, 1999 with respect to the consolidated financial statements of Financial Security Assurance Holdings, Ltd. and Subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, our report dated February 2, 1999, except for Note 17 as to which the date is February 24, 1999 with respect to the consolidated financial statements of Folksamerica Holding Company, Inc. and its subsidiaries as of and for the year ended December 31, 1998 and our report dated February 14, 1997 with respect to the consolidated statements of operations, changes in stockholder's equity and cash flows of Valley Group Inc. and Subsidiaries for the year ended December 31, 1996.


                                    PricewaterhouseCoopers LLP


New York, New York
October 19, 1999